INVESTOR SERVICES AGREEMENT

CLASS 1 SHARES

GE Investments Funds, Inc. (the “Company”) and each life insurance company listed on Schedule A hereof (each, an “Insurer;” together, the “Insurers”) mutually agree to the arrangements set forth in this agreement (the “Agreement”) dated as of May 1, 2006

RECITALS

(A) The Company is a Virginia corporation registered under the Investment Company Act of 1940, as amended, (the “1940 Act”) as an open-end management investment company consisting of a number of investment portfolios. This Agreement relates exclusively to the Company’s Total Return Fund (the “Fund”).

(B) GE Asset Management Incorporated (“GEAM”) is the investment adviser to the Fund. GE Investment Distributors, Inc. (“GEID”) is the principal underwriter of the shares of the Fund.

(C) The Company issues several classes of shares in connection with the Fund. This Agreement relates exclusively to Class 1 shares of the Fund (the “Shares”).

(D) Each Insurer issues variable annuity contracts (the “Contracts”) and/or variable life insurance policies (the “Policies”) that offer the Fund as an investment option. As used herein, references to owners of Contracts and Policies include participants under group Contracts and Policies if such participants have discretion to allocate purchase payments and transfer Contract or Policy value attributable to them between and among investment options available under the Contracts or Policies.

(E) Each Insurer has entered into a participation agreement (the “Participation Agreement”) with the Company, GEID and GEAM pursuant to which it purchases shares of the Fund (and other series of the Company’s shares) for its separate accounts.

(F) Purchase payments made under the Contracts and Policies by their owners are invested in separate accounts of the Insurers. At the direction of owners of Contracts and Policies, the Insurer invests assets of its separate accounts in shares of the Fund.

(G) Each Insurer (or its agent) performs all of the services necessary to administer the Contracts and Policies issued by it including account maintenance, record keeping services, and administrative services that benefit the Company and the Fund for which the Fund would have to pay if not provided by the Insurer (or its agent).

(H) Each Insurer desires to be compensated for providing the aforementioned account maintenance, record keeping services and administrative services.

(I) The Company has adopted a plan pursuant to which the Shares shall bear an expense for shareholder services (the “Investor Services Plan”) provided to the Fund and the Company by the Insurers.

NOW THEREFORE, the parties agree as follows:

1.	Investor Service Expense Payments

(a) Subject to paragraph (c) of this section, the Company agrees to pay each Insurer at the end of each calendar quarter an amount equal, on an annual basis, to 0.20% of average daily net assets supporting the Shares held by separate accounts of that Insurer throughout that calendar quarter.

(b) The Company or GEAM shall calculate and make the payment described in paragraph (a) of this section within 90 days of the end of each calendar quarter.

(c) The Company and each Insurer agrees that Shares will be offered only to owners of: (i) Contracts and Policies issued on or before April 30, 2006, and (ii) Contracts and Policies shown on Schedule B hereof.

(d) The Insurers and the Company understand that the Company may enter into similar account maintenance, record keeping services, and administrative service agreements with other insurance companies with regard to the Shares, the Fund, or any other Fund of the Company.

2.	Services Provided by the Insurers

Each Insurer agrees to provide the following account maintenance, record keeping, and administrative services to the Company and the Fund:

•	periodic reporting of information to the Company.

•	printing of annual and semi-annual shareholder reports and other shareholder communications and distribution of the same to owners of Contracts and Policies indirectly invested in the Fund.

•	printing of Fund prospectuses and distribution of the same to owners of Contracts and Policies indirectly invested in the Fund.

•	preparation, printing and distribution of confirmation and quarterly account statements to owners of Contracts and Policies.

•	preparation and printing of proxy statements and other proxy material and distribution of the same to owners of Contracts and Policies indirectly invested in the Fund.

•	solicitation of Contract owner and Policy owner voting instructions and tabulation of the same.

•	attendance at and participation in meetings of Fund shareholders.

•	provision of other administrative support to the Company or the Fund as mutually agreed from time to time between the Company and each Insurer.

•	maintain records of daily transactions in separate account units and compute the number shares of each class that must be purchased or redeemed each day to support such transactions.

•	to the extent necessary for the Company to comply with Rule 22c-2 under the 1940 Act and its policies on frequent trading, make available to the Company or its agents the records of daily transactions in separate account units, it being understood that the Insurers shall not be obligated to violate any federal or state law or rule or regulation thereunder concerning privacy of Contract owners.

•	transmission of requests to purchase and redeem Fund shares to the Company’s transfer agent or NSCC.

•	assist the Company’s transfer agent in recording the issuance of Shares by maintaining a record of daily purchases and redemptions of Shares.

•	prepare and provide reports to third-party reporting services.

•	relieve the Company, the Fund, or the Company’s transfer agent of other incidental account maintenance, record keeping, or administrative services generally provided by mutual funds (or their transfer agents) to their shareholders by providing the same to owners of Contracts and Policies.

3.	Third Party Service Providers

Subject to the following conditions, an Insurer may retain a third-party service provider to perform one or more of the services it is obligated to perform under this Agreement:

•	the retention must be pursuant to a written agreement (a “retention agreement”) conforming in substance to the terms of this Agreement (i.e., not inconsistent with any term or provision of this Agreement) and provided to the Company for its approval at least seven (7) days in advance of its execution.

•	the retention agreement must not operate to relieve the Insurer of any obligation (including obligations arising from the Insurer’s representations and warranties below) it has to the Company or its affiliates under this Agreement.

•	in the event that the Insurer retains a third-party to perform fewer than all of the services provided for herein, any compensation under this Agreement that the Insurer retains must be commensurate with the services it provides under this agreement.

4.	Nature of Payments

The Insurers and the Company recognize and agree that the Company’s payments to each Insurer under this Agreement are for account maintenance, record keeping, and other administrative services only and do not constitute payment in any manner for: (1) investment advisory services, (2) the cost of distributing the Contracts and Policies, (3) the cost of distributing Fund shares, (4) the cost of providing “personal services and/or the maintenance of shareholder accounts” (as used in NASD Notice to Members 92-41 and referenced in Conduct Rule 2830(b)(9)) to owners or prospective owners of Contracts or Policies, or (5) the Insurers’ selection of the Fund. Likewise, the Company’s payments under this Agreement are not otherwise related to investment advisory or distribution services or expenses.

Each Insurer recognizes and agrees that the services it provides under this Agreement make it a “service provider” to the Company under Rule 38a-1 under the 1940 Act. Each Insurer agrees to maintain written compliance policies and procedures reasonably designed to ensure that it and its affiliates comply with the federal securities laws and regulations (as defined in Rule 38a-1) applicable to it and its affiliates in connection with the: (1) Contracts and Policies, (2) separate accounts through which the Contracts and Policies are issued, and (3) services and activities contemplated by this Agreement and the Participation Agreement. Each Insurer agrees to provide to the Company for the Company’s review copies of: (1) written compliance policies and procedures, (2) the form of all Contracts and Policies, and (3) where applicable, memoranda supporting the Insurer’s representations pursuant to Sections 26(f)(2)(A) and 26(f)(3) of the 1940 Act for the Contracts and Policies.

5.	Representations and Warranties

The Company represents and warrants that:

•	the Company has the legal authority to make the payments under this Agreement.

•	the Company will perform its obligations under this Agreement in compliance with applicable law.

•	the payments made by the Company to each Insurer under this Agreement are for the account maintenance, record keeping and administrative services described herein and are not “sales charges” as defined in NASD Conduct Rule 2830(b)(8).

•	the payments made by the Company to each Insurer under this Agreement are not compensation for the purchase or sale of Fund shares to any separate account of the Insurer.

Each Insurer represents and warrants that:

•	the Insurer has the legal authority to accept the payments made to it by the Company under this Agreement.

•	the Insurer will perform its obligations under this Agreement in compliance with applicable law.

•	payments received by the Insurer from the Company under this Agreement are for the account maintenance, record keeping and administrative services described herein and are not “sales charges” as defined in NASD Conduct Rule 2830(b)(8).

•	the Insurer will not use the payments made to it by the Company under this Agreement for any purpose coming within the meaning of “personal services and/or the maintenance of shareholder accounts” as used in NASD Notice to Members 92-41 and referenced in Conduct Rule 2830(b)(9).

•	use of payments made to the Insurer by the Company under this Agreement.

•	the Insurer will not use the payments made to it by the Company under this Agreement to finance sales or sales promotion expenses of the Contracts, Policies or Shares, or to finance any activity primarily intended to result in the sale or distribution of the Contracts, Policies, or Shares.

•	in the case of group Contracts sold to sponsors of employee benefit plans, the Insurer will not use the payments made to it by the Company under this Agreement to finance sales or sales promotion expenses of soliciting plan participants to become participants under a group Contract held by their plan and thereby invest indirectly in Shares, or to finance any activity primarily intended to result in the sale or distribution of the Contracts or Shares to plan participants.

•	in the event that the Insurer pays all or part of the payments made to it by the Company under this Agreement to a record keeper retained by an employee benefit plan holding a group Contract, such record keeper will not be a broker-dealer.

•	payments received by the Insurer from the Company under this Agreement are not compensation to the Insurer for the purchase or sale of Fund shares by it for any separate account of the Insurer.

•	the Insurer will not engage in any activity primarily intended to result in the promotion, sale or distribution of Shares or otherwise promote the Fund to owners of Contracts entitled to invest indirectly in Shares. Notwithstanding this, to the extent consistent with the other provisions of this Agreement, in the case of group Contracts sold to sponsors of employee benefit plans on or before April 30, 2006, the Insurer may:

•	provide educational and promotional information about a Contract offered as an investment option by a plan to plan participants,

•	engage in activity intended to encourage plan participants to select the Contract as an investment option under their plan, and

•	assist plan sponsors in enrolling participants in the plan and/or electing the Contract as an investment option under their plan.

•	services provided by the Insurer to the Company under this Agreement have not been financed or paid for out of revenues received by the Insurer in the form of fees or charges under the Contracts or the Policies, nor does the Insurer receive compensation, except under this Agreement, for the services performed under this Agreement. This provision, however, does not prohibit an Insurer from paying to an agent acting as a third-party service provider pursuant to Section 3 hereof, an amount for providing Investor Services in excess of the amount shown in Section 1(a) hereof.

•	with regard to Contracts and Policies issued through separate accounts registered as investment companies under the 1940 Act, the Insurer has taken payments received by it from the Company under this Agreement into account in making any determinations pursuant to Sections 26(f)(2)(A) and 26(f)(3) of the 1940 Act for the Contracts and Policies.

•	the fees and charges deducted under the Contracts and the Policies, in the aggregate, are reasonable in relation to the services rendered, the expenses the Insurer incurs or expects to incur, and the risks the Insurer assumes under the Contracts and Policies.

•	the Insurer does not provide the services provided by it to the Company under this Agreement to any other mutual fund for compensation less than that specified in section 1(a) of this Agreement.

•	the Insurer is solely responsible for the design of the Contracts and Policies including the fees and charges assessed thereunder. The Insurer is solely responsible for the selection of the Fund as a mutual fund funding vehicle for Contracts shown on Schedule B.

•	The Insurer is solely responsible for the selection of the Fund as the sole mutual fund funding vehicle for Contracts P1611 and NY 1162 shown on Schedule B.

•	the Insurer’s written compliance policies and procedures include policies and procedures reasonably designed to ensure that each representation and warranty herein remains true throughout the term of this Agreement.

6.	Annual Certification

Each Insurer shall provide to the Company on an annual basis written certification of the continued effectiveness of each representation and warranty made by it in section 5 of this Agreement. Likewise, the Company shall provide to each Insurer on an annual basis written certification of the continued effectiveness of each representation and warranty made by it in section 5 of this Agreement.

7.	Indemnification

(a) The Company, the Funds and their affiliates shall not be responsible for, and the Insurer shall indemnify and hold the Company, the Funds and their affiliates and their officers, directors, employees, agents, and persons, if any, who control them (within the meaning of the 1940 Act) harmless from an against any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liability, arising out of or attributable to:

•	the Insurer’s lack of good faith or willful misconduct in carrying out its duties and responsibilities under this Agreement,

•	the failure of the Insurer to comply with any applicable law, rule or regulation in connection with the discharge of any obligations under this Agreement, or

•	any breach by the Insurer of any material provision of this Agreement, including any breach by the Insurer of any representation made by it in the Agreement.

(b) The Insurer shall not be responsible for, and the Company shall indemnify and hold the Insurer and its affiliates and their officers, directors, employees, agents, and persons, if any, who control them (within the meaning of the 1940 Act) harmless from an against any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liability, arising out of or attributable to:

•	the Company’s lack of good faith or willful misconduct in carrying out its duties and responsibilities under this Agreement,

•	the failure of the Company to comply with any applicable law, rule or regulation in connection with the discharge of any obligations under this Agreement, or

•	any breach by the Company of any material provision of this Agreement, including any breach by the Company of any representation made by it in the Agreement.

8.	Term

This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated in accordance with Section 9.

9.	Termination

(a) This Agreement shall terminate upon mutual agreement of the Company and the Insurer in writing.

(b) Either party to this Agreement may terminate this Agreement at the end of any one-year term by written notice to the other party at least 30 days before the end of such term.

(c) This Agreement shall automatically terminate upon the termination of the Participation Agreement or upon the termination of the Investor Services Plan.

(d) Section 7 of this Agreement shall survive any termination of this Agreement.

10.	Amendment

This Agreement may be amended only by mutual agreement of the Company and the Insurer in writing.

11.	Notices

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:

(a)	To the Insurer, at 6610 West Broad Street, Richmond, VA 23230, attention:

Heather Harker, Vice President and Associate General Counsel

Phone:            (804) 281-6910            Facsimile:             (804) 281-6005

(b)	To the Company, at P.O. Box 7900, 3001 Summer Street, Stamford, CT 06904-7900, attention:

Matthew J. Simpson, Senior Vice President and General Counsel

GE Asset Management Incorporated

Phone:            (203) 708-3234            Facsimile:             (203) 708-3107

12.	Miscellaneous

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

(b) Assignment. Neither party may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other party.

(c) Intended Beneficiaries. No provision of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. The Agreement is intended for the exclusive benefit of the parties hereto.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

(e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to the conflict of laws principles thereof.

(f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY	GE INVESTMENTS FUNDS, INC.

By:	By:
Name:	Name:	Michael J. Cosgrove
Title:	Title:	President

GENWORTH LIFE INSURANCE COMPANY OF NEW YORK	GENWORTH LIFE INSURANCE COMPANY

By:	By:
Name:	Name:
Title:	Title:

Schedule A – Life Insurance Companies

Genworth Life and Annuity Insurance Company

Genworth Life Insurance Company of New York

Genworth Life Insurance Company

Schedule B

Existing Variable Annuity Contracts

(Products are Registered Under the Securities Act of 1933)

Genworth Life & Annuity VA Separate Account 1 (811-05343)

CVA 90	P1140	033-17428
CVA Mitchell	P1711	033-76336
CVA Plus	P1143/P1150	033-76334
Extra	P1152	333-62695
Freedom	P1151	333-63531
Savvy Investor	P1153	333-96513
Choice	P1154	333-31172
Selections	P1156	333-47732
GE Retirement Answer	P1611	333-67904
ClearCourse (Group)		333-67904

Genworth Life of New York VA Separate Account 1 (811-08475)

CVA New York	NY1066	333-39955
Choice New York	NY1155	333-47016
Selections NY	NY1157	333-97085
GE Retirement Answer NY	NY1162	333-106511
ClearCourse (Group)		333-106511

GNA Variable Separate Account (811-08506)

Power Portfolio		333-70089

Existing Variable Life Insurance Policies
(Products are Registered Under the Securities Act of 1933)

GE Life & Annuity Separate Account II (811-04885)

Commonwealth II	P1095	333-111440
Commonwealth 3	P1096	033-09651
Commonwealth VUL	P1250	333-32071
Protection Plus	P1250	333-40820
Commonwealth 4	P1250CR	333-41031
Accumulator	P1258/P1259	333-72572
Estate Optimizer	P1251	333-82311
Commonwealth VL Flex	P1097	333-111208
Legacy	P1254/P1255	333-111213

GE Capital Life Separate Account III (811-09861)

Accumulator NY	NY1260/NY1261	333-106511

Unregistered Variable Annuity Contracts